Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports First Quarter 2022 Financial Results and Highlights Recent Company Progress

– Achieved First Quarter 2022 Net Revenues of $47.7 Million, Up 105% Versus First Quarter 2021,

Including $19.4 Million License Revenues from Partners –

– XPOVIO® (selinexor) Net Product Revenue of $28.3 Million, with a 30% Increase Over Q1 2021 –

– Preliminary Data from Phase 1/2 Trial Evaluating Selinexor in Combination with Ruxolitinib in Patients with Treatment-Naïve Myelofibrosis to Be Presented at ASCO 2022 –

– Promising Results from Pre-Specified Exploratory Subgroup Analysis in Patients with p53 Wild-Type Endometrial Cancer from the SIENDO Study; Planning Registration-Enabling Study Targeting Initiation in 2H 2022 –

– Recent Approvals Received by Partner Antengene Continues to Expand XPOVIO’s Global Reach –

– Conference Call Scheduled for Today at 8:30 a.m. ET –

NEWTON, Mass. – May 5, 2022 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the quarter ended March 31, 2022. In addition, Karyopharm highlighted select corporate milestones, including details regarding the ongoing U.S. commercialization of XPOVIO® (selinexor) and provided an overview of its key clinical development programs.

“During the first quarter of 2022, we continued to drive further patient benefit by expanding the use of XPOVIO in the 2nd to 4th line setting and, despite headwinds caused by the Omicron variant, we achieved strong XPOVIO sales of 30% year-over-year growth,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “As we advance our clinical pipeline across four core priority areas, we look forward to presenting the preliminary results from our Phase 1/2 frontline myelofibrosis study and initiating our Phase 3 study in the p53 wild-type endometrial cancer patient population in the second half of 2022, both areas with significant unmet need.”

First Quarter 2022 and Recent Highlights

XPOVIO Commercial Performance

•	Achieved U.S. net product revenue for the first quarter of 2022 of $28.3 million, a 30% increase compared to the first quarter of 2021.

•	COVID related impact in January and February on oncology patient visits, which improved in March.

•	Continued positive shift in patients to earlier lines from the penta-refractory setting.

Targeting Disease at the Nuclear Pore

•

Recent regulatory approvals in Australia and Singapore received by partner Antengene Therapeutics Limited further expands selinexor’s reach to patients around the world, following approval in Mainland China in December 2021.

R&D Highlights for Selinexor and Eltanexor

•

Abstracts highlighting selinexor clinical research have been selected for presentation at the upcoming American Society of Clinical Oncology (ASCO) 2022 Annual Meeting during June 3-7, 2022, including a poster presentation highlighting preliminary results from a Phase 1/2 trial evaluating selinexor in combination with ruxolitinib in patients with treatment-naïve myelofibrosis and an oral presentation discussing subgroup analyses and molecular classification data from the Phase 3 SIENDO study evaluating selinexor in endometrial cancer.

•

Results from the prospective double-blind, randomized Phase 3 SIENDO study of oral selinexor versus placebo as maintenance therapy after first-line chemotherapy for advanced or recurrent endometrial cancer were presented at the European Society of Medical Oncology’s Virtual Plenary and the Society for Gynecologic Oncology 2022 Annual Meeting on Women’s Cancer in March 2022.

•

In a preliminary analysis of a pre-specified, exploratory sub-group of patients with advanced or recurrent p53 wild-type endometrial cancer in the SIENDO trial, a 10 month improvement in median progression free survival was observed with selinexor versus placebo: 13.7 months in the selinexor arm (n=67) vs 3.7 months in the placebo arm (n=36).

•

The Company plans to initiate a new randomized, placebo-controlled clinical study of selinexor in patients with p53 wild-type endometrial cancer during the second half of 2022 and top-line data are expected to be available in the first half of 2024.

•

The U.S. Food and Drug Administration (FDA) granted orphan drug designation for eltanexor for the treatment of myelodysplastic syndromes (MDS). The Company is currently evaluating the use of eltanexor in a Phase 2 study as monotherapy in hypomethylating agent (HMA)-refractory, intermediate or high-risk MDS and also exploring its use in combination with HMA therapy in newly diagnosed patients in a Phase 1 study.

•

The application for NEXPOVIO® (selinexor) in combination with Velcade® (bortezomib) and low-dose dexamethasone for the treatment of multiple myeloma following at least one prior therapy, is currently under review by the Committee for Medicinal Products for Human Use (CHMP). The CHMP is expected to issue an opinion to the European Commission in the first half of 2022.

Corporate and Business Highlights

•	Announced the appointment of Reshma Rangwala, MD, PhD, as Chief Medical Officer.

•

Announced the further transition of company co-founders Sharon Shacham, PhD, MBA, and Michael Kauffman, MD, PhD, who will step down from their respective roles as Chief Scientific Officer and Senior Clinical Advisor as of May 31, 2022. Dr. Shacham will continue to serve on Karyopharm’s Scientific Advisory Board and will serve in an advisory capacity.

Targeting Disease at the Nuclear Pore

First Quarter 2022 Financial Results

Total Revenues: Total revenue for the first quarter of 2022 was $47.7 million, up 105% compared to $23.3 million for the first quarter of 2021.

Net product revenue: Net product revenue for the first quarter of 2022 was $28.3 million, up 30% compared to $21.7 million for the first quarter of 2021.

License and other revenue: License and other revenue for the first quarter of 2022 was $19.4 million, compared to $1.5 million for the first quarter of 2021. The increase in license and other revenue in the first quarter of 2022 compared to the first quarter of 2021 was primarily attributable to $8.6 million in revenue recognized related to milestones earned in connection with our license agreements with Antengene Therapeutics Limited and Promedico Ltd., coupled with $7.1 million earned in reimbursement of development expenses from the Menarini Group.

Cost of sales: Cost of sales for the first quarter of 2022 were $1.4 million, compared to $0.9 million for the first quarter of 2021. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

Research and development (R&D) expenses: R&D expenses for the first quarter of 2022 were $42.1 million, compared to $37.1 million for the first quarter of 2021. The increase in R&D expenses in the first quarter of 2022 compared to the first quarter of 2021 was primarily attributable to higher clinical trial expenses.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the first quarter of 2022 were $38.8 million, compared to $37.7 million for the first quarter of 2021.

Interest expense: Interest expense for the first quarter of 2022 was $6.7 million, compared to $5.1 million for the first quarter of 2021. The increase in interest expense in the first quarter of 2022 compared to the first quarter of 2021 was related to the deferred royalty obligation following Karyopharm’s June 2021 amendment of its Revenue Interest Agreement with HealthCare Royalty Management, LLC.

Net loss: Karyopharm reported a net loss of $41.4 million, or $0.53 per share, for the first quarter of 2022, compared to a net loss of $57.4 million, or $0.77 per share, for the first quarter of 2021. Net loss included non-cash stock-based compensation expense of $7.3 million and $7.4 million for the first quarters of 2022 and 2021, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of March 31, 2022 totaled $207.0 million, compared to $235.6 million as of December 31, 2021.

2022 Financial Outlook

Based on its current operating plans, Karyopharm reaffirms the following for full year 2022:

•	XPOVIO net product revenue to be in the range of $135 million to $145 million.

•

Non-GAAP R&D and SG&A expenses, excluding stock-based compensation expense, for the year ending December 31, 2022, to be in the range of $265 million to $280 million. Karyopharm has not reconciled the full year 2022 outlook for non-GAAP R&D and SG&A expenses to full year 2022 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2022 outlook for non-GAAP R&D and SG&A expenses.

Targeting Disease at the Nuclear Pore

•

The Company expects that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into early 2024.

Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, including R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, May 5, 2022, at 8:30 a.m. Eastern Time, to discuss the first quarter 2022 financial results and provide other business highlights. To access the conference call, please dial (888) 349-0102 (local) or (412) 902-4299 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds to be approved for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with Velcade® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO (also known as NEXPOVIO® in certain countries) has received regulatory approvals in a growing number of ex-U.S. territories and countries, including Europe, the United Kingdom, China, South Korea and Israel, and is marketed in those areas by Karyopharm’s global partners. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

Targeting Disease at the Nuclear Pore

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

•

In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

•

For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

•

Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

•

Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

•

Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

•

Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

•	The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract

Targeting Disease at the Nuclear Pore

infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

•

The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies. Since its founding, Karyopharm has been an industry leader in oral Selective Inhibitor of Nuclear Export (SINE) compound technology, which was developed to address a fundamental mechanism of oncogenesis: nuclear export dysregulation. Karyopharm’s lead SINE compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications and has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting multiple high unmet need cancer indications, including in endometrial cancer, myelodysplastic syndromes and myelofibrosis. For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on Twitter at @Karyopharm and LinkedIn.

Targeting Disease at the Nuclear Pore

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its 2022 net product revenue and 2022 non-GAAP research and development and selling, general and administrative expenses; Karyopharm’s expected cash runway; the ability of selinexor or eltanexor to treat patients with multiple myeloma, diffuse large B-cell lymphoma, solid tumors and other diseases; and expectations related to future clinical development and potential regulatory submissions of selinexor or eltanexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor and eltanexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by negatively impacting sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission (SEC) on March 1, 2022, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

Targeting Disease at the Nuclear Pore

Contacts

Investors:

Elhan Webb, CFA

Senior Vice President, Investor Relations

617.658.0600 | elhan.webb@karyopharm.com

Media:

Sarah Connors

Vice President, Corporate Communications

617.658.0600 | sarah.connors@karyopharm.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues:
Product revenue, net	$28,300	$21,731
License and other revenue	19,370	1,529

Total revenues	47,670	23,260

Operating expenses:
Cost of sales	1,426	933
Research and development	42,062	37,050
Selling, general and administrative	38,768	37,650

Total operating expenses	82,256	75,633

Loss from operations	(34,586)	(52,373)
Other income (expense):
Interest income	74	264
Interest expense	(6,684)	(5,095)
Other expense, net	(73)	(61)

Total other expense, net	(6,683)	(4,892)

Loss before income taxes	(41,269)	(57,265)
Income tax provision	(130)	(149)

Net loss	$(41,399)	$(57,414)

Net loss per share—basic and diluted	$(0.53)	$(0.77)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	77,570	74,517

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and investments	$205,311	$228,615
Restricted cash	1,650	6,986
Accounts receivable	24,992	22,497
Other assets	62,080	47,207

Total assets	$294,033	$305,305

Liabilities and stockholders’ deficit
Convertible senior notes	169,491	169,293
Deferred royalty obligation	132,998	132,998
Other liabilities	74,623	82,687

Total liabilities	377,112	384,978

Total stockholders’ deficit	(83,079)	(79,673)

Total liabilities and stockholders’ deficit; 79,419 and 75,746 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	$294,033	$305,305